Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: July 8, 2016

MEDIA CONTACTS:	INVESTOR CONTACTS:
Lance Latham, 918-573-9675 or Joele Frank, Wilkinson Brimmer Katcher Dan Katcher, Andrew Siegel or Dan Moore, 212-355-4449	John Porter (918) 573-0797	Brett Krieg (918) 573-4614

Williams Announces 2016 Annual Meeting Date

TULSA, Okla. – The Williams Companies, Inc. (NYSE: WMB) (“Williams”) today announced that its 2016 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, November 23, 2016. Stockholders of record at the close of business on October 7, 2016 will be entitled to vote at the Annual Meeting.

The deadline for timely submitting stockholder proposals made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 is the close of business on August 7, 2016. The deadline for timely notice of other business to be brought before the Annual Meeting (including nominations for election to the Board of Directors) is the close of business on July 18, 2016.

About Williams

Williams (NYSE: WMB) is a premier provider of large-scale infrastructure connecting North American natural gas and natural gas products to growing demand for cleaner fuel and feedstocks. Headquartered in Tulsa, Okla., Williams owns approximately 60 percent of Williams Partners L.P. (NYSE: WPZ), including all of the 2 percent general-partner interest. WPZ is an industry-leading, large-cap master limited partnership with operations across the natural gas value chain from gathering, processing and interstate transportation of natural gas and natural gas liquids to petchem production of ethylene, propylene and other olefins. With major positions in top U.S. supply basins and also in Canada, WPZ owns and operates more than 33,000 miles of pipelines system wide – including the nation’s largest volume and fastest growing pipeline – providing natural gas for clean-power generation, heating and industrial use. WPZ’s operations touch approximately 30 percent of U.S. natural gas. www.williams.com

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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